UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2005

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 240, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 10, 2005, Huttig Texas Limited Partnership, a subsidiary of Huttig Building Products, Inc., entered into an Asset Purchase Agreement with Texas Wholesale Building Materials, Ltd. See “Item 2.01 – Completion of Acquisition or Disposition of Assets” for a description of the agreement.

Additionally, on January 11, 2005, Huttig Building Products, Inc. entered into an Asset Purchase and Sale Agreement for the sale of its operations and certain assets, including accounts receivable, inventory, equipment and real property, of its four remaining one-step branches located in Tennessee and Alabama to Hendricks Companies, Inc. for $10.25 million in cash. The sale is expected to close in the current quarter, subject to the satisfaction of customary conditions. The Company will use the proceeds of the sale to reduce debt. Huttig announced that it had entered into a definitive agreement to sell these operations on January 13, 2005. A copy of the press release announcing the sale is attached hereto as Exhibit 99.1.

Item 2.01. Completion of Acquisition or Disposition of Assets

As previously disclosed on our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2004, Huttig entered into a letter of intent to purchase privately owned Texas Wholesale Building Materials, Ltd. (formerly known as Texas Wholesale Building Materials, Inc.). On January 11, 2005, Huttig, through its wholly owned subsidiary, Huttig Texas Limited Partnership, completed its purchase of substantially all of the assets of Texas Wholesale Building Materials for $15.0 million in cash and the assumption of certain liabilities, pursuant to an Asset Purchase Agreement signed on January 10, 2005. A copy of the press release announcing the completion of the transaction is attached hereto as Exhibit 99.1.

Item 2.02. Results of Operations and Financial Condition

On January 13, 2005, Huttig issued a press release updating its previous guidance for fiscal 2004. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

99.1 Press release dated January 13, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: January 14, 2005

/s/ Thomas S. McHugh
Thomas S. McHugh
Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated January 13, 2005